Exhibit 10-59

REVOLVING LINE OF CREDIT AGREEMENT

by and between

Todos Medical Ltd. and **Provista Diagnostics Inc.**
as “Borrower”

and

Testing 123, LLC
as “Lender”

Dated as of March 14, 2022

TABLE OF CONTENTS

Contents

REVOLVING LINE OF CREDIT AGREEMENT

This Revolving Line of Credit Agreement ("Credit Agreement") is made and entered into as of March 14, 2022, by and between Testing 123, LLC, a limited liability company organized under the laws of the State of Delaware (the "**Lender**"), and Todos Medical Ltd., a corporation organized under the laws of Israel and Provista Diagnostics Inc., a corporation organized under the laws of the State of Delaware (collectively, the "**Borrower**").

RECITALS

WHEREAS, Borrower has requested a credit facility consisting of a revolving line of credit, and Lender is willing to make the requested credit facility to Borrower, but only upon the terms, and subject to the conditions, contained herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

1. General Definitions. The following words shall have the following meanings:

1.1. **"Business Day"** means any day that is not a Saturday, a Sunday, or a day on which banks are required, or permitted, to be closed in the State of New York.

1.2. **"Credit Facility"** means the right of Borrower to borrow up to One Million Two Hundred Fifty Thousand Dollars ($1,250,000) from Lender under the terms and conditions of this Credit Agreement and the Note.

1.3. **"Debtor Relief Law"** means the Bankruptcy Code of the United States of America, as amended, or any other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief law affecting the rights of creditors generally.

1.4. **"Earmarked Funds"** means funds received by Borrower through collections on receivables included in a Receivables Pool.

1.5. **"Escrow Account"** means the account listed on Exhibit B.

1.6. **"Event of Default"** or **"Events of Default"** means any of the events specified in Section 5.

1.7. "**Interest Rate**" means a rate equal to 5 percent (5%) per month.

1.8. **"Loan"** means the loans made by Lender to Borrower pursuant to this Credit Agreement, and evidenced by the Note.

1.9. **"Loan Documents"** means this Credit Agreement, the Note, and the Security Agreement, and all other agreements, instruments, and documents in favor of a Lender, now or

hereafter executed by or on behalf of Borrower and delivered to a Lender in connection with this Credit Agreement or in connection with any of the transactions contemplated hereby.

1.10. "**Material Adverse Effect**" means any event, occurrence, fact, condition, or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to the business, results of operations, condition (financial or otherwise), or assets of the Borrower.

1.11. **"Maturity Date"** means for each Loan, the earlier of (i) sixty (60) days from the date of each Loan, (ii) the occurrence of an Event of Default and (iii) with respect to Earmarked Funds, three days after such date on which such Earmarked Funds have been received by the Escrow Agent or the Borrower (in the event that payment is not sent directly to the Escrow Account).

1.12. **"Note"** means the promissory note, of even date, in the form attached as EXHIBIT A, evidencing the maximum amount of the Loan from the Lender, to be executed concurrently with this Credit Agreement.

1.13. **"Receivables Pool"** means the receivables listed in an exhibit attached to each draw request.

1.14. **"Security Agreement"** means that certain Security Agreement of even date among Borrower and Lender pursuant to which Borrower is granting Lender security interest in certain specified collateral to secure Borrower's obligations under this Agreement and the Note.

1.15. **"Shares"** shall have the meaning set forth in Section 4 hereof.

2. Draws and Disbursements.

2.1. **Maximum Loan Amount.** On the terms and conditions set forth in this Credit Agreement, Lender shall make available to Borrower the Credit Facility, as a revolving line of credit in a principal amount not to exceed at any one time One Million Two Hundred Fifty Thousand Dollars ($1,250,000) (the "**Maximum Loan Amount"**). The Lender shall be obligated to lend a minimum of \_\_\_\_\_\_\_\_\_\_\_\_\_\_\_\_\_\_ ($________) of the Maximum Loan Amount.

2.2. **Draw Period.** Borrower may request from Lender advances of funds ("**Draws**") under the Credit Facility from the date of this Agreement until March 14, 2023 (the "**Draw Period**"). As amounts drawn by Borrower hereunder are repaid, they may be reborrowed subject to the terms and conditions of this Credit Agreement; provided, that at no time shall the aggregate principal amount of Loans outstanding under this Credit Agreement exceed the Maximum Loan Amount. The Draw Period may be terminated by Borrower at any time by written notice to Lender. Subject to the terms and conditions of this Credit Agreement, and provided that no Event of Default has occurred, Lender shall make advances to Borrower upon request as provided in this Section 2. Upon the occurrence of an Event of Default, one of Lender's remedies includes Lender's right to terminate the Draw Period and Borrower's right to make Draws under this Credit Agreement.

2.3. **Increments.** Draws must be in increments of not less than Two Hundred Fifty Thousand Dollars ($250,000), or the remaining amount available under the Credit Facility, whichever is less.

2.4. **Use of Funds**. All funds borrowed under this Credit Agreement will be used as working capital to pay Borrower expenses arising in the ordinary course of business and not for debt repayment, dividends, or accrued management compensation

2.5. **Disbursement Procedures.**

2.5.1. Borrower hereby appoints each member of its Office of the President and the Chief Financial Officer as the officers authorized to make Draws under this Credit Agreement during the Draw Period. Any one of such officers (the "Authorized Officers") is authorized to make Draws. Lender, at its sole option, may require that all requests for Loan funds be in writing, signed by an Authorized Officer, in a form attached hereto as Exhibit C. Facsimile documents may be accepted by Lender as originals. Any Draw by an Authorized Officer shall constitute an ongoing representation and warranty by Borrower that at the time of request for or payment of any Draw no Event of Default has occurred.

2.5.2. Draws shall be paid according to the Authorized Officer's instructions, except that checks representing Loan funds shall always be made payable to Borrower, and wire transfers shall only be permitted if Borrower has authorized payment into the account into which the funds are to be deposited. The appointment of the above-named Authorized Officer(s) shall remain in full force and effect until written notice of revocation of appointment signed by the Chief Executive Officer or Chief Financial Officer of Borrower has been received by Lender.

2.5.3. Lender shall advance Loan funds available under the Credit Facility in accordance with Borrower's Draws within four (4) Business Days after the receipt of the Draw.

2.5.4. Each Draw shall be accompanied by the certificates required by Section 2.6.

2.5.5. Borrower shall indemnify and hold Lender harmless from loss or liability of any kind arising from or related to any action or inaction taken by Lender in good faith in reliance upon instructions received from any Authorized Officer.

2.6. **Conditions Precedent.** The following conditions must be satisfied before Lender shall be obligated to disburse Loan funds to Borrower pursuant to a Draw:

2.6.1. **Due execution.** Lender shall have received duly executed originals of this Credit Agreement and all other Loan Documents.

2.6.2. **Approvals.** Lender shall have received evidence satisfactory to them that all consents and approvals which are necessary for, or required as a condition of, the validity and enforceability of this Credit Agreement and all other Loan Documents have been obtained and are in full force and effect.

2.6.3. **Representations and Warranties Correct.** All of Borrower's representations and warranties contained in this Credit Agreement and in any other Loan Document shall be true and correct in all material respects on the date the Loan funds are disbursed, and Borrower shall have delivered to Lender a certificate executed by an Authorized Officer to such effect.

2.6.4. **No Event of Default.** No Event of Default shall have occurred, and Borrower shall have delivered to Lender a certificate executed by an Authorized Officer to such effect.

2.6.5. **Independent Verification.** Borrower must provide for Lender's review and acceptance such documentation as may be required by Lender to ensure Borrower is in compliance with the terms and conditions of this Credit Agreement, including, without limitation, resolutions of Borrower's board of directors or a duly constituted and authorized committee thereof, certified by the secretary or an assistant secretary of the corporation, authorizing the execution and delivery of this Agreement and the other Loan Documents and performance of Borrower's obligations hereunder and thereunder.

2.6.6. **Shares.** Prior to the initial Draw under this Credit Agreement, Borrower must have issued the Shares to Lender.

2.6.7. **Closing Costs.** Lender shall withhold $10,000 from the first Loan advanced to Borrower to cover legal fees incurred by Lender in connection the preparation, execution, and delivery of the Loan Documents.

3. Terms of Payment.

3.1. Borrower shall instruct the payor of each Earmarked Receivables remit payment towards such receivables to the Escrow Account. Escrow Agent shall perform a reconciliation on a weekly basis of such receipts and make payments to the Lender from such receipts pursuant to this Agreement. When all amounts due under a Loan have been paid to the Lender, Escrow Agent shall subsequently remit to Borrower all remaining funds then held or thereafter received in the Escrow Account, that were received in the Escrow Account in connection to that Loan's Receivables Pool.

3.2. **Interest.** Interest shall accrue and be payable at the Interest Rate on the outstanding principal balance of the Loan. Interest on each Loan shall accrue from the date of each disbursement of principal pursuant to a Draw, for a period of at least sixty (60) days without regard to payments towards the outstanding principal balance of the Loan, and shall be paid in full on the Maturity Date. Interest shall be calculated on the basis of a 360-day year and a 30-day month. All payments made by the Borrowers pursuant to this Agreement shall first be applied to Interest and then towards the Principal.

3.3. **Payment of Principal.** The outstanding principal balance of each Loan, together with accrued interest, shall be paid in full on the Maturity Date.

3.3.1. **Mandatory Prepayment of Principal.** Reserved.

3.4. **Optional Prepayment of Principal**. Borrower may prepay principal, with accrued interest, at any time and the amount of principal so prepaid shall be available for further Draws by Borrower during the Draw Period.

3.5. **Default Interest Rate; Late Payment Charge.** In the event that any payment of principal or interest is not paid within five (5) days from on the date on which the same is due and payable, such payment shall continue as an obligation of the Borrower, and interest thereon from the due date of such payment and interest on the entire unpaid balance of the Loan shall accrue until paid in full at the lesser of (i) ten percent (10%) per month, or (ii) the highest interest rate permitted under applicable law (the "Default Rate"). From and after the Maturity Date or upon acceleration of the Note, the entire unpaid principal balance of the Loan with all unpaid interest accrued thereon, and any and all other fees and charges then due at such maturity, shall bear interest at the Default Rate.

3.6. **Date of Payment.** If the date on which a payment of principal or interest on the Loan is due is a day other than a Business Day, then payment of such principal or interest need not be made on such date but may be made on the next succeeding Business Day.

3.7. **Application of Payments.** All payments shall be applied first to costs of collection, next to late charges or other sums owing Lender, next to accrued interest, and then to principal, or in such other order or proportion as Lender, in their sole discretion, may determine.

3.8. **Currency.** All payments shall be made in United States Dollars.

4. Shares. As consideration for Lender making the Credit Facility available to Borrower, Borrower will issue and deliver to the Lender, or such nominee as designated by the Lender, shares equal to a 10% ownership stake in Provista Diagnostics Inc. (the "Shares"). No fractional Shares shall be issued. In the event additional shares of Provista are issued, The Borrower shall issue additional shares to Lender or its nominee so that a 10% ownership stake shall be maintained.

5. Events of Default.

5.1. The following shall constitute Events of Default:

5.1.1. Failure to Pay Principal or Interest. The Borrower fails to pay the principal hereof or interest thereon when due on this Note, whether at maturity, upon acceleration or otherwise.

5.1.2. Breach of Covenants. The Borrower, or the relevant related party, as the case may be, breaches any material covenant, post-closing obligation, or other material term or condition contained in this Note, or in the related Warrants, Purchase Agreement, Security and Pledge Agreement, term sheet, or any other collateral documents (together, the "**Loan Documents**") and breach continues for a period of ten (10) days.

5.1.3. Breach of Representations and Warranties. Any representation or warranty of the Borrower made herein or in any agreement, statement, or certificate given pursuant hereto or in connection herewith, shall be false or misleading in any material respect when

made and the breach of which has (or with the passage of time will have) an effect on the rights of the Lender with respect to this Note and the other Loan Documents.

5.1.4. Receiver or Trustee. The Borrower or any subsidiary of the Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed.

5.1.5. Judgments or Settlements. (i) Any money judgment, writ, or similar process shall be entered or filed against the Borrower or any subsidiary of the Borrower or any of its property or other assets for more than Two Hundred Fifty Thousand Dollars ($250,000), and shall remain unvacated, unbonded, or unstayed for a period of sixty (60) days unless otherwise consented to by the Lender; or (ii) the delinquency or default of an obligation of the Borrower in an amount over Two Hundred Fifty Thousand Dollars ($250,000), incurred in connection with a settlement of any claim or litigation, that remains uncured for a period of sixty (60) days, in each case unless otherwise consented to by the Lender.

5.1.6. Bankruptcy. Bankruptcy, insolvency, reorganization, or liquidation proceedings or other proceedings, voluntary or involuntary, for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Borrower or any subsidiary of the Borrower. With respect to any such proceedings that are involuntary, the Borrower shall have a forty-five (45) day cure period in which to have such involuntary proceedings dismissed.

5.1.7. Delisting of Common Stock. If at any time on or after the date in which the Borrower's Common Stock is listed or quoted on the OTCQB or an equivalent U.S. replacement exchange, the Nasdaq Global Market, the Nasdaq Capital Market, the New York Stock Exchange, or the NYSE MKT, the Borrower shall fail to maintain the listing or quotation of the Common Stock, or if its shares have been suspended from trading on the OTCQB or a U.S. equivalent replacement exchange, the Nasdaq Global Market, the Nasdaq Capital Market, the New York Stock Exchange, or the NYSE MKT.

5.1.8. Failure to Comply with the Exchange Act. The Borrower ceases to be subject to, or fully compliant with, the reporting requirements of the Exchange Act (including but not limited to becoming delinquent in its filings).

5.1.9. Liquidation. Any dissolution, liquidation, or winding up of the Borrower or any substantial portion of its business.

5.1.10. Cessation of Operations. Any cessation of operations by the Borrower or the Borrower admits it is otherwise generally unable to pay its debts as such debts become due, provided, however, that any disclosure of the Borrower's ability to continue as a "going concern" shall not be an admission that the Borrower cannot pay its debts as they become due.

5.1.11. Maintenance of Assets. The failure by the Borrower to maintain any intellectual property rights, personal, real property, or other assets which are necessary to conduct its business (whether now or in the future), to the extent that such failure would

result in a Material Adverse Effect on the Borrower's business operations, properties, or financial condition.

5.1.12. Financial Statement Restatement. The Borrower restates any financial statements for any date or period from two (2) years prior to the Issue Date of this Note and until this Note is no longer outstanding, if the result of such restatement would, by comparison to the unrestated financial statement, have constituted a material adverse effect on the rights of the Lender with respect to this Note.

5.1.13. Failure to Execute Loan Documents or Complete the Transaction. The failure of the Borrower to execute any of the Loan Documents or to complete the transaction for the full Principal Amount of this Note, as contemplated by the Loan Documents.

5.1.14. Illegality. Any court of competent jurisdiction issues an order declaring this Note, any of the other Loan Documents or any provision hereunder or thereunder to be illegal, as long as such declaration was not the result of an act of negligence by the Lender, exclusive of the execution of the Loan Documents or the transactions and acts contemplated herein.

5.1.15. Cross-Default. Notwithstanding anything to the contrary contained in this Note or the other related or companion documents, a breach or default by the Borrower of any covenant or other term or condition contained in any of the other financial instrument, including but not limited to all promissory notes, currently issued, or hereafter issued, by the Borrower, to the Lender or any other third party (the "**Other Agreements**"), after the passage of all applicable notice and cure or grace periods, that results in a Material Adverse Effect shall, at the option of the Lender, be considered a default under this Note, in which event the Lender shall be entitled to apply all rights and remedies of the Lender under the terms of this Note by reason of a default under said Other Agreement or hereunder.

5.1.16. Variable Rate Transactions. The Borrower (i) enters into a Variable Rate Transaction (as defined herein) (ii) issues Common Stock (or convertible securities or purchase rights) pursuant to an equity line of credit of the Borrower or otherwise in connection with a Variable Rate Transaction (whether now existing or entered into in the future), or (iii) adjusts downward the "floor price" at which Common Stock (or convertible securities or purchase rights) may be issued under an equity line of credit or otherwise in connection with a Variable Rate Transaction (whether now existing or entered into in the future).

5.1.17. Bid Price. The Borrower shall lose the "bid" price for its Common Stock ($0.0001 on the "Ask" with zero market makers on the "Bid" per Level 2) and/or a market (including the OTC Pink, OTCQB or an equivalent replacement marketplace or exchange).

5.1.18. Inside Information. Any attempt by the Borrower or its officers, directors, and/or affiliates to transmit, convey, disclose, or any actual transmittal, conveyance, or disclosure by the Borrower or its officers, directors, and/or affiliates of, material non-public information concerning the Borrower, to the Lender or its successors and assigns, which is

not immediately cured by the Borrower's filing of a Form 8-K pursuant to Regulation FD on that same date.

5.2. **Remedies On Default.** Upon the occurrence of an Event of Default, at Lender's option, all unpaid principal and accrued interest, and all other amounts payable to Lender under this Credit Facility and any other Loan Document shall become immediately due and payable without presentment, demand, notice of non-payment, protest, or notice of non-payment. Lender also shall have all other rights, powers, and remedies available under this Credit Agreement and the Note or any other Loan Document, or accorded by law or at equity. All rights, powers, and remedies of a Lender may be exercised at any time by the Lender and from time to time after the occurrence of an Event of Default. All rights, powers, and remedies of a Lender in connection with this Credit Agreement and the Note and any Loan Document are cumulative and not exclusive and shall be in addition to any other rights, powers, or remedies provided by law or equity.

6. Representations and Warranties of Borrower. Borrower represents and warrants to Lender the following:

6.1. **Organization; Capitalization.** Borrower is a corporation duly organized, validly existing and in good standing under the laws of the state of Israel and Delaware as the case may be, and has all requisite corporate power and authority to own its property and to carry on its business as now being conducted.

6.2. **Authority; Enforceability.** Borrower has the power and authority to execute and deliver this Credit Agreement and each of the other Loan Documents, and to perform all of Borrower's obligations under this Credit Agreement and the other Loan Documents. This Credit Agreement and each of the other Loan Agreements is the valid and binding agreement and obligation of Borrower, enforceable in accordance with its respective terms, except to the extent limited by any bankruptcy, insolvency, or similar law affecting the rights of creditors generally. There are no corporate, contractual, statutory, regulatory, judicial, or other restrictions of any kind upon the power and authority of Borrower to execute and deliver this Credit Agreement or any other Loan Document, and to consummate the transactions contemplated by this Credit Agreement and the other Loan Documents, including, without limitation: (a) the payment of all principal and interest that may become due on the Loan; and (b) the issuance of the Shares. No action, approval or consent by, or notice to or filing with, any federal, state, municipal or other governmental department, commission, agency, regulatory authority, or court is necessary to make this Credit Agreement or the other Loan Documents the valid agreements binding upon Borrower in accordance with their respective terms, or to consummate the transactions contemplated by this Credit Agreement and the other Loan Documents.

6.3. **No Conflict.** The execution and delivery of this Credit Agreement and the other Loan Documents, and the consummation of the transactions contemplated by this Credit Agreement and the other Loan Documents, do not and will not (a) violate any provisions of (i) any rule, regulation, statute, or law, or (ii) the terms of any order, writ or decree of any court or judicial or regulatory authority or body, or (iii) the Articles of Incorporation or Bylaws of Borrower, and (b) conflict with or result in a breach of any condition or provision or constitute a default under or pursuant to the terms of any contract, mortgage, lien, lease, agreement, debenture or instrument to which Borrower or any Subsidiary is a party, or which is or purports to be binding upon Borrower,

any Subsidiary, or upon any of their respective properties, and (c) result in the creation or imposition of any lien, charge or encumbrance upon any of the assets or properties of Borrower or any Subsidiary.

6.4. When issued pursuant to this Agreement, the Shares will be validly issued and outstanding, fully paid and non-assessable.

6.5. **Accuracy of Information.** Borrower has delivered to Lender a copy of Borrower's publicly filed financial statements and all Current Reports on Form 8-K filed by Borrower (the "Disclosure Documents"). The financial statements contained in the Disclosure Documents were prepared in accordance with generally accepted accounting principles, consistently applied, and accurately reflect the financial condition and results of operations of Borrower at and as of the dates reported. All financial information and other information contained in the Disclosure Documents was true and correct in all material respects when such reports were filed under the Exchange Act, and in the case of the financial statements for the fiscal year ended December 31, 2021, is true and correct in all material respects on the date of this Credit Agreement, except for changes arising from operations in the ordinary course of business since December 31, 2021.

6.6. **Taxes.** Borrower has filed when due all federal, state and local income tax returns and has filed when due all other returns with respect to taxes which are required to be filed with the Internal Revenue Service and the appropriate authorities of the jurisdictions where business is transacted by them. All items and entries provided for or reflected in such returns are correct and are made on a proper basis. All amounts, if any, required to be paid, as shown on such returns, have been paid. None of such tax returns has been audited. There are no suits, actions, claims, or investigations, inquiries or proceedings now pending against Borrower in respect of taxes, governmental charges or assessments, nor are there any matters under discussion with any governmental authority relating to taxes, governmental charges or assessments asserted by any such authority.

6.7. **Litigation.** Except as disclosed in the Disclosure Documents, there are no lawsuits, arbitration proceedings, administrative proceedings, actions or claims pending or threatened against Borrower. No fine, penalty or other sanction has been imposed by any federal, state, local or municipal court, judicial, administrative or regulatory body or authority against Borrower. There is no outstanding order, writ, injunction or degree of any court, administrative agency or governmental body or arbitration tribunal against or affecting Borrower or any of its respective properties, assets, business or prospects.

7. Affirmative Covenants. During the Draw Period, and until such time as the entire principal balance and accrued interest on the Loan, and all other amounts payable by Borrower under this Credit Agreement or any other Loan Document have been paid in full, Borrower shall comply with the following covenants and agreements:

7.1. **Furnish Information.** Borrower will, at either Lender's request, furnish information to Lender relating to Borrower's business and financial affairs and permit Lender to examine Borrower's books and records.

7.2. **Comply with Terms and Conditions**. Borrower will comply with all terms and conditions of all other Loan Documents.

7.3. **Financial Reports**. Borrower will file with the Securities and Exchange Commission, when due, all quarterly reports, annual reports, current reports, and other documents required pursuant to the Exchange Act.

7.4. **Limitation on Dividends and Other Distributions by Borrower**. Borrower shall not declare or pay any dividend or other distribution of cash, other property (excluding shares of capital stock and options, warrants or other rights to acquire capital stock or stock purchase warrants of Borrower), or evidences of indebtedness, on account of or with respect to any shares of capital stock.

7.5. **Insurance**. Borrower will, and will cause its Subsidiaries, to maintain insurance with responsible carriers against such risks and in such amounts as is customarily carried by similar businesses with such deductible as are customarily carried by similar businesses of similar size, including, without limitation, property and casualty loss, workers' compensation and interruption of business insurance.

7.6. **Fees and Charges of Attorneys and Others.** In the event that a Lender employs attorneys, accountants, appraisers, consultants, or other professional assistance, excluding the services of any such person who is a direct employee of a Lender, in connection with any of the following, then, the reasonable amount of costs, expenses, and fees incurred by the Lender shall be payable on demand. A Lender may, at its option, add the amount of such costs, expenses, and reasonable fees to the principal amount of the Loan. A Lender thereafter may charge interest on such amount at the interest rate then applicable to the principal. Costs, expenses, and reasonable fees of professionals covered by this provision include such charges for the following:

7.6.1. The preparation, modification, or renewal of this Credit Agreement and the Note, or any other documentation incident to the loan transaction;

7.6.2. Any litigation, dispute, proceeding or action, whether instituted by Lender, Borrower, or any other person, relating to the Note or this Agreement, including representation of Lender in any bankruptcy, insolvency, or reorganization case or proceeding instituted by or against Borrower, and any attempt by Lender to enforce any rights against Borrower;

7.6.3. In the event of bankruptcy or insolvency proceedings (whether state or federal) instituted by or against Borrower or involving the Borrower or Property of the Borrower, the Lender may recover all costs, expenses, and reasonable attorney fees incurred to protect or defend Lender's rights under the Note, and other documents underlying the loan transactions whether such costs, expenses, and attorney fees be contractual or bankruptcy related, including costs, expenses, and attorney fees for meetings, sessions, matters, proceedings and litigation involving issues solely distinct to federal bankruptcy law, rules and proceedings as well as other federal and state litigation and proceedings;

7.6.4. The inspection, verification, protection, collection, processing, sale, liquidation, or disposition of security given for the Note;

8. Maximum Permitted Interest. No provision of this Credit Agreement or any other Loan Document, or any transaction related thereto, shall be construed or so operate as to require the Borrower to pay interest at a greater rate than the maximum allowed by applicable state or federal law. Should any interest or other charges paid or payable by the Borrower in connection with the Loan result in the computation or earning of interest in excess of the maximum allowed by applicable state or federal law, then any and all such excess shall be and the same is hereby waived by Lender, and any and all such excess paid shall be credited automatically against and in reduction of the outstanding principal balance due of the Loan, and the portion of said excess which exceeds such principal balance shall be paid by Lender to the Borrower. To the extent it may lawfully do so, the Borrower hereby agrees not to insist upon or plead or in any manner whatsoever claim, and will resist any and all efforts to be compelled to take, the benefit or advantage of usury laws wherever enacted, now or at any time hereafter in force, in connection with any action or proceeding that may be brought by the Borrower or Lender in connection with this Agreement.

9. Governing Law; Arbitration. This Note shall be construed under and governed by the laws of the State of Delaware without regard to conflicts of law. All disputes or differences between the Parties arising under or which are related to this Agreement upon which an amicable understanding cannot be reached within thirty (30) days shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") then in effect, except as hereinafter provided, and judgment upon the award entered by the arbitrators may be entered in any Court having jurisdiction thereof. No party to this agreement will challenge the jurisdiction or venue provisions as provided in this section. Nothing contained herein shall prevent the party from obtaining an injunction. The parties agree to arbitrate within thirty (30) days following notice of written demand of either party to arbitrate any dispute arbitrable under this Agreement (a "Notice of Arbitration"). The Court of Arbitrators shall consist of a sole arbitrator to be appointed in writing by the parties to the dispute, or if they cannot agree upon a single arbitrator within thirty (30) days of a Notice of Arbitration, the same shall be referred to a panel of three arbitrators as follows: Each of the parties shall appoint an arbitrator within sixty (60) days following a Notice of Arbitration, notifying the other party of the name and address of such arbitrator, and the third arbitrator to be appointed by such two arbitrators. If either party shall fail to appoint an Arbitrator as herein provided, or should the two arbitrators so named fail to select the third arbitrator within thirty (30) days of their appointment, then, in either event, such Arbitrator shall be selected by application of the rules of the AAA. The arbitrator(s) so selected shall constitute the Court of Arbitrators. A decision of a majority of the Court of Arbitrators shall be final and binding and there shall be no appeal therefrom. The Court of Arbitrators shall not be bound by legal rules of procedure and may receive evidence in such a way as to do justice between the parties. The Court of Arbitrators shall promptly enter an award which shall do justice between the parties and the award shall be supported by a written opinion. The cost of arbitration, including but not limited to the fees of the arbitrators and attorneys, shall be borne by the losing party unless a Court of Arbitrators shall decide that, in light of the circumstances, such would be inequitable, in which case the arbitrators shall allocate costs among the parties. Each party hereby irrevocably waives personal service of process and consents to process being served in proceeding in connection with this Credit Agreement or any other Loan Documents by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at

the address in effect for notices to it under this Credit Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

10. Successors and Assigns. The provisions of this Credit Agreement shall inure to the benefit of, and be binding upon, the respective successors, assigns, heirs, executors and administrators of Borrower and Lender.

11. Entire Agreement; Amendment. This Credit Agreement and the other Loan Documents constitute the full and entire understanding and agreement among the parties with regard to the subject matter thereof. This Credit Agreement and any term of this Credit Agreement may be amended, waived, discharged or terminated only by a written instrument signed by the party to be charged.

12. Survival. Borrower's representations and warranties contained in this Credit Agreement shall survive the funding of each Draw and any investigation made by any party until the Maturity Date.

13. Notices. All notices and other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed given four (4) days after being deposited in the United States mail, certified postage prepaid, return receipt requested, or when delivered by hand, by messenger or express air freight service, in any case addressed as follows:

If to the Lender:

Testing 123, LLC
1 Hillcrest Center Dr., Suite 232
Spring Valley, NY 10977
Attn: Avi Geller
e-mail: avi@leonitecap.com
Cc: jake@leonitecap.com; dberger@bergerlawpllc.com

If to the Borrower:

Todos Medical ltd.

Any party may change its address for the purpose of this Section 13 by giving notice to each other party in accordance with this Section 14.

14. Delays and Omissions. No delay or omission to exercise any right, power, or remedy accruing to a Lender, upon any breach or default of Borrower under this Credit Agreement or any other Loan Document, shall impair any such right, power, or remedy of the Lender, nor shall it be construed to be a waiver of, or an acquiescence in, any such breach or default or any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit,

consent, or approval of any kind or character on the part of a Lender of any breach or default by Borrower under this Credit Agreement or any other Loan Document, or any waiver of any provisions or conditions of this Credit Agreement or any other Loan Document by a Lender, must be made in writing, and shall be effective only to the extent specifically set forth in such writing. All remedies either under this Agreement or by law and otherwise afforded to any party shall be cumulative and not alternative.

15. Rules of Construction.

15.1. **Titles and Subtitles.** The titles or headings of the Sections and paragraphs of this Credit Agreement are for convenience of reference only and are not to be considered in construing this Credit Agreement.

15.2. **Singular; Plural.** Whenever appropriate in this Agreement, terms in the singular form shall include the plural (and vice versa) and any gender form shall include all others.

15.3. **Section Headings.** Section headings are for the convenience of the parties and do not form a part of this Agreement.

15.4. **Sections and Other References.** References in this Agreement to sections, paragraphs, and exhibits are references to articles, sections, and paragraphs in this Agreement and schedules and exhibits attached to this Agreement unless specified otherwise.

15.5. **Severability.** If one or more provisions of this Credit Agreement are held to be invalid or unenforceable under applicable law, each such invalid or unenforceable provision shall be excluded from this Credit Agreement and the balance of this Credit Agreement shall be interpreted as if each such invalid or unenforceable provision were so excluded, and the balance of this Credit Agreement as so interpreted shall be enforceable in accordance with its terms.

16. Counterparts. This Credit Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

17. Accredited Investor Status. Lender is an “accredited investor,” as such term is defined in Regulation D promulgated under the Act.

18. Registration Rights. Reserved.

SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BORROWER:

TODOS MEDICAL LTD.

DocuSigned by:

By: Gerald Commissiong
294C473BD7394A8...

Name: Gerald Commissiong
Title: President & CEO

PROVISTA DIAGNOSTICS INC.

DocuSigned by:

By: Gerald Commissiong
294C473BD7394A8...

Name: Gerald Commissiong
Title: CEO

LENDER:

Testing 123, LLC

DocuSigned by:

By: Raphy Kohanteb
7C6E2AE08330435...

Name: Raphy Kohanteb
Title: Manager

EXHIBIT A

EXHIBIT B

Wire Instructions for Berger Law Firm LLC Escrow Account:

Bank Name:	**JPMorgan Chase Bank NA**
Bank Address:	**270 Park Ave** **New York, NY 10017**
Recipient Name:	**Berger Law Firm LLC** **Attorney Trust Account IOLA**
Recipient Address:	**333 Pearsall Ave, Suite 210** **Cedarhurst, NY 11516**
Account Number:	**579215267**
Routing Number:	**021000021**

EXHIBIT C

Line of Credit Draw Request Form

Todos Medical Ltd. and Provista Diagnostics Inc. would like to request a draw from their Line of Credit in the amount of:

$ ________________________

To be delivered on________________, 20___

This Draw Request Form shall be delivered to Lender no later than five (5) days prior to the date of the proposed advance, setting forth the amount of the advance requested along with the purpose for the use of proceeds of the advance. Lender has the right to approve or reject each advance subject to the terms and conditions of the loan documents and shall provide notice of any approval within three (3) Business Days of Lender's receipt of the Draw Request Form. The funding of each approved advance shall be made within five (5) days of Lender's receipt of the Draw Request Form and in accordance with the applicable written approval notice provided by Lender.

The maximum amount that may be drawn in each Draw Request shall not be less than $250,000. The first draw is subject to a reserve of $10,000 for legal fees.

This Form must be submitted along with attached exhibit that provides a list of receivables comprising the "Receivables Pool" as defined in Section 1.13 of the Revolving Credit Line Agreement.

By signing below, you acknowledge that the amount of the advance that is being requested will be added to your outstanding loan balance the same day that the advance is made. The interest on the advance will begin toaccrue the same day that the advance is made.

Todos Medical Ltd.

By:______________________________ **Date:** ____________

Print Name: ______________________

Title: __________________________

Provista Diagnostics Inc.

By:______________________________ **Date:** ____________

Print Name: ______________________

Title: __________________________

Please return this completed form via email to: jake@leonitecap.com
with cc to: avi@leonitecap.com; arimotechin@leonitecap.com; dberger@bergerlawpllc.com